Focus on the Future

Wellspring Resources

Decision

-   Watson Wyatt is ending our  involvement in Wellspring
    - We will not make any future investments in Wellspring
    - State Street will continue  Wellspring at a  reduced  level
    - We  will  need to  fund  an  orderly  wind-down  of our obligations

Historical Perspective on Outsourcing

-  Entered outsourcing for strategic reasons
-  Marketing success
-  Concerns about
   -  capital requirements
   -  management competencies
-  Search for a partner

Formation of Wellspring

- Joint  venture  formed  with State  Street
- Retained  client  agreement
- New management team put in place

Experience with Wellspring

-  Continued significant losses
-   WW entered Outsourcing to protect our core consulting  services,  but
    - Lack of synergy
    - Damage to client relationships
-  Outsourcing has grown
    -  But, other solutions have grown faster

Since Last June

-  Full-time project to evaluate Wellspring investment
-  Examined all alternatives
    -  Continued investment
    -  Third partner
    -  Sale of our interest
    -  Shutdown
-  Conclusions
    -  Need to exit business
    -  No simple exit strategy available

Key Terms of Agreement

-  WW to operate Retained Clients
    -  Nynex                  7/98
    -  Westinghouse           12/98
    -  Rockwell               Negotiated
-  State Street to continue with all other clients

Financial Effect on Watson Wyatt

Discontinued Operations Outsourcing

                                                      Tax
                                 Pretax               Benefit        Net Loss
                                 ------               -------        --------
Loss on Disposal:
  Book Value of Investment       ($58.6)               $26.4          ($32.3)
  Accrued Exit Costs & Future
    Losses                        (61.2)                27.5           (33.6)
                                 -------               ------          ------
  Total Loss on Disposal         (119.8)                53.9           (65.9)

FY98 Losses of Discontinued
  Operations Through March 31     (14.4)                 6.5            (7.9)
                                ($134.2)               $60.4          ($73.8)
                                ========               =====          =======


Peak Borrowings --
Historical and Projected

Fiscal Year            Borrowings as a Percent of Revenue
1992                   0.099
1993                   0.052
1994                   0.073
1995                   0.040
1996                   0.033
1997                   0.064
1998                   0.074
1999                   0.138
2000                   0.110
2001                   0.086
2002                   0.057


Benefits to Watson Wyatt

-   Cash that had gone to  Wellspring  can be
    - invested in core business
    - used to reward shareholders and associates
-  Positive message to clients and associates:

        WW focusing on what we do best

Focus on the Future

Focus on the Future

Stock Issues

Goals Of Changing Our
Book Value Formula For Our Stock

-  To change our book value formula to reflect current economic realities.
-  To be fair to all shareholders.
    -  Large and Small
    -  Retiring/Sellers and New Associates/Buyers.
-  To maintain our liquid internal stock market.
-  To encourage shareholders to hold their stock for the long term.

Stock Pricing Methods

-  Other Methods Explored
     -  Public Stock Market
     -  Private Sale of Company
     -  Appraisal Using Investment Banker
        -  Subject to discounts

    -  Formulas
        -  Book Value (our current method)
        -  EBIT -- Multiple
        -  Net Income -- Multiple

 -  There Are Pros/Cons For Each One
        -     Highly dependent upon business, financial and cultural strategies
        -     Board has evaluated all of them

Board's Decision:
Stay With Book Value But Modify It

          -  Benefits
             -  Consistent with Articulated Stock Philosophy:
                Capital Contribution
          -  Stable and Conservative Approach
          -  Increases with Profits

    Our Current Book Value Formula

    -  Definition:  Net Book Value
                    (plus or minus)  Annual Net Income (Retained Earnings)
          -  Divided by Shares Outstanding

    - Losses for Discontinued Operations have a disproportionately adverse impact.

          Our Current Book Value Formula

          -  History

          Fiscal Year      Share Price      % Change
          -----------      -----------      ---------
          1988                 $4.76            --
          1989                 $4.90          +2.9%
          1990                 $4.90            0
          1991                 $4.71          -3.9%
          1992                 $4.23         -10.2%
          1993                 $4.11          -2.8%
          1994                 $4.44         + 8.0%
          1995                 $4.51          +1.6%
          1996                 $4.94          +9.5%
          1997                 $5.30          +7.3%
          1998                    ?              ?


          Our Current Book Value Formula

          "Unmodified" 1998 Stock Price

                                                Per Share
                                                ------------

          FY97 Value                                $5.30
          FY98 Forecasted Results                  ($4.16)
                                                ------------

          "Unmodified" FY98 Stock Price             $1.14

          The Proposal:  Modified Formula Book Value

          -  Computes share price by "modifying" book value
             - Excludes from calculation the after-tax loss from discontinued operations from Wellspring

The Proposal:  Modified Formula Book Value

-   Estimated share price June 30, 1998: $5.72
    - Assumes  consulting  operation make  forecast
    - Assumes  payment of target  bonuses
- 8% increase in share price from June '97

How Does The Stock Price Increase?

-  Operating Results Generate Distributable NOI
-  Board of Directors Allocates Distributable NOI to:
    -  Bonus Pool
    -  Stock Price Increase
       -  Targeting 5% "Real"
    -  SIBP
-  Actual Stock Price Increase can be Higher or Lower

Calendar

-  Proxy Distributed - March 4, 1998
-  Proxy Solicitation and Voting to Approve Change to Formula
-  Special Shareholders' Meeting - April 2, 1998
-  New Stock Price Set
-  FY99 Stock Sale
    -  Pre-tax Purchase Opportunity

The Future

-  Important Change/Successful Firm
-  Fair to All Associates

Focus on the Future

                              Questions and Answers

Wellspring

1.  Why did we get into the total benefits outsourcing business?

In the early 90's Watson Wyatt and our competitors came under marketplace pressure to provide total benefits administration outsourcing services. It was also believed that the organization handling the employer's pension data would be in an ideal position to gain its actuarial work. If we were unable to provide outsourcing services, then our large base of actuarial work could be at risk. On the other hand, if we provided outsourcing services we would protect our core business and have the opportunity to gain actuarial work from our competitors. In fact, the original concern has proved not valid thus far - very few companies shifted their actuarial work to their outsourcing services provider.

2.  Why did our investment in Wellspring cost so much?

Our investment in Wellspring has been about the same as our competitors. Essentially we were building a new transactional business in which there was very little hard knowledge about what it would take to get the business up and running - and what it would take to get each client's benefit program on line. Last, but most important, we greatly underestimated the cost for systems development and implementation of complex client plans.

3.  Why didn't we exit Wellspring earlier?

Since we entered the total outsourcing business, the Board has carefully monitored our costs. In 1995 it became clear that the costs were too large for our firm - but we were also still convinced that we needed to be in the business for defensive reasons. So we sought a partner - and several major firms expressed interest. In early 1996 we selected State Street Bank as our joint venture partner. Shortly thereafter, we began to put in a new management team. We and State Street knew that Wellspring would continue to lose money but we believed they would be profitable within three to four years. By the fall of 1997, Wellspring was off budget again, and it was apparent that they would not be profitable for many years to come. The Board then set in place a series of detailed reviews and analyses which led to the decision to exit the business.

4.  Who is being held accountable for Wellspring?

Our CEO, Pete Smith, holds himself accountable for Wellspring. However, it is very important to note that many people have been involved with Wellspring decisions over the years. The Board of Directors, since we first entered the outsourcing business in 1991, have taken very seriously their obligations to evaluate our outsourcing strategy and all of the major developments related to that business. Each decision was made after lengthy review and debate by successive Boards with what appeared to be in the best strategic interests of the Company at the time; as the circumstances changed, the Company's outsourcing approach changed. Once the Board was convinced that the investment could not succeed for us, it adopted the exit strategy we described today.

5.  Doesn't all this leave our firm in a very weak position?

No. We believe we will be a stronger firm because of the action we are taking on Wellspring. As our outside strategic and financial advisors have noted, since 1993 - at the same time we were investing in Wellspring - we also brought our consulting operations to high levels of profitability; we created a matrix management structure that works well; we established account management as the way we do business; and we made a valuable global alliance with R Watson & Sons. Going forward, without having to invest nearly $30 million a year in Wellspring, we will be positioned to invest more in our core consulting businesses and greatly improve the return to shareholders. That is why our banks and advisors consider our action on Wellspring a sound business decision.

HR Technologies

6. How does the decision to exit Wellspring affect our administrative systems consulting services?

We remain committed to helping clients meet their benefits  administration needs
- and we feel the best way for us to do so is by:

- consulting with our clients on the strategic implications of a variety of approaches, and

- continuing to be the leader in providing cosourcing, insourcing and other innovative Web-based solutions to their benefits administration needs.

Debt

7. Will the exiting of Wellspring force the Company to take on an inordinate level of debt?

In 1992 our level of debt was about 10% of our revenue. Over the past few years that debt has usually been at the 5% of revenue level or lower. We anticipate that due to exiting Wellspring our debt will peak in fiscal 99 at about 13% - 14% of revenue - and decline thereafter to about the 5% level by the year 2002. For a Company like ours that has a strong cash flow, the level of debt is very manageable.

Stock

8. Why was the modified book value selected as the method for revaluing our stock?


The modified formula book value method continues the fundamental valuation approach that the Company has used throughout its history. It is a conservative approach that produces generally less volatile results than other valuation methods, and it is consistent with the Company's stock ownership philosophy of capital contribution.

9.  Will there be a stock sale this year?

No, there will not be a stock sale in this fiscal year. We do anticipate a stock sale in fiscal 99.


Strategy

10.  How does the new strategy differentiate Watson Wyatt?

The key to the new strategy is "focus". By focusing all of our energies and resources on the three key areas of our business - benefits, human resources, and HR technology - we can become the leader in each of those businesses and grow our revenues much more rapidly than in the past. The combination of our new strategic focus with our ongoing emphasis on strengthening client relations should give us sustainable competitive advantage in the marketplace. Part of that advantage will come through being able to clearly define for our clients what Watson Wyatt is all about.

11.  What did Bain's research show about the marketplace and our position?

Bain's research showed that there is good growth potential in the benefits market, and that we have an enviable reputation in the retirement area of that market. By focusing more of our resources on the retirement area, we should be able to regain our position as the dominant leader in that business.

The Bain research also showed that there is enormous growth potential in the human resources market, and that our clients are beginning to see benefits and other areas of HR as integrated elements of their total people programs. Again, with our HCG Practice, we are ideally positioned to gain market share in this emerging area of the business.

In summary, Bain's research made it clear that by focusing, Watson Wyatt could leverage its strong reputation in the market and greatly increase its revenues.

12. What will we do to make sure we have the resources to execute this new strategy?

We won't rule out acquisitions in the future - but since we know where our focus is - we'd make sure they were aligned with our strategic goals.

To:        Stockholders of Watson Wyatt & Company
From:      Walter W. Bardenwerper, Secretary
Date:      March 4, 1998
Re:        Attached Proxy Statement and Ballot


Attached as two WORD 6.0 documents are (i) a Proxy Statement and (ii) a Proxy Ballot, in connection with a proposal to amend the Bylaws of the Company to modify certain aspects of calculating the share price of the Company's Common Stock. Information regarding the subject matter of this Proxy, as well as other important information about Wellspring and Company Strategy, is being communicated to shareholders in a series of Regional and Office meetings during the month of March. As stated in the attached Notice of the Special Shareholders' Meeting which accompanies the Proxy, the proxies are being solicited by the Board of Directors who recommend a vote in favor of the Bylaw Amendment Proposal. The date of the Special Shareholders' Meeting is April 2, 1998.

If you have any difficulty retrieving or printing either the Proxy document or the Proxy ballot, please first contact your Office Administrator who will assist you or will provide you with a hard copy of the documents. Any stockholder may also, if necessary, obtain a hard copy of the Proxy document and Proxy ballot by contacting Elaine Wiggins or me at this Office.

AN ENVELOPE FOR THE PROXY BALLOTS WILL BE PROVIDED TO EACH STOCKHOLDER BY YOUR OFFICE ADMINISTRATOR. PLEASE READ THE PROXY DOCUMENT AND COMPLETE, SIGN AND DATE YOUR PROXY BALLOT AND RETURN IT TO YOUR OFFICE ADMINISTRATOR IN THE ENVELOPE PROVIDED NO LATER THAN MARCH 30, 1998.

Thank you.